Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES CLOSING OF $1.5 BILLON AMENDED AND RESTATED CREDIT FACILITY

RUTLAND, VERMONT (September 30, 2024) — Casella Waste Systems, Inc. (Nasdaq: CWST), a regional solid waste, recycling, and resource management services company, today announced that it has entered into a $1.5 billion amended and restated credit agreement with Bank of America, N.A. as administrative agent and lender and a syndicate of other lenders (the “Credit Facility”). The Credit Facility matures on September 27, 2029 and replaces the Company’s prior $1.08 billion credit facility.

The Credit Facility provides for an $800 million term loan A facility and a $700 million revolving credit facility, with a $155 million sublimit for letters of credit. The revolving credit facility was undrawn at closing and provides increased liquidity for general corporate purposes, including the execution of the Company’s acquisition strategy. The interest rate margin applicable to SOFR based borrowings, including revolving loans, ranges from 1.300% to 2.175% based on consolidated net leverage ratio.

The joint lead arrangers of the Credit Facility are BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citizens Bank, N.A., TD Bank, N.A., Wells Fargo Securities, LLC, and Comerica Bank.

Additional information regarding the Credit Facility is included in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States.

Safe Harbor Statement

Certain matters discussed in this press release, including, but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the availability of funds and the use of proceeds under the Credit Facility, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that, if and when needed, funding under the Credit Facility will be available to the Company. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Such risks and uncertainties include or relate to, among other things: risks and uncertainties relating to the satisfaction of financial tests and customary conditions related to borrowings under the Credit Facility and the additional risks and uncertainties detailed in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-K, in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Charlie Wohlhuter

Director of Investor Relations

(802) 772-2230

Media:

Jeff Weld

Vice President of Communications

802-772-2234

http://www.casella.com